UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

                                                            SEC FILE NUMBER

                                                            0-11353

                                                            CUSIP NUMBER

                                                            172743 20 5

(Check one): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form 10-D

             [ ]Form N-SAR [ ]Form N-CSR

             For Period Ended: ______________________________________

             [ ]Transition Report on Form 10-K

             [ ]Transition Report on Form 20-F

             [ ]Transition Report on Form 11-K

             [ ]Transition Report on Form 10-Q

             [ ]Transition Report on Form N-SAR

             For the Transition Period Ended:__________________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS

VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________________

_______________________________________________________________________________

PART I - REGISTRANT INFORMATION

Circuit Research Labs, Inc.

_______________________________________________________________________________

Full Name of Registrant

_______________________________________________________________________________

Former Name if Applicable

1302 W. Drivers Way

_______________________________________________________________________________

Address of Principal Executive Office (Street and Number)

Tempe, Arizona 85284

_______________________________________________________________________________

City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a) The reason described in reasonable detail in Part III of this form

    |     could not be eliminated without unreasonable effort or expense

    | (b) The subject annual report, semi-annual report, transition report on

    |     Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion

[X] |     thereof, will be filed on or before the fifteenth calendar day

    |     following the prescribed due date; or the subject quarterly report or

    |     transition report on Form 10-Q or subject distribution report on

    |     Form 10-D, or portion thereof, will be filed on or before the fifth

    |     calendar day following the prescribed due date; and

    | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)

    |     has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR,

N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant is presently finalizing its December 31, 2004 year end audit.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Robert W. McMartin               480          403-8300

    _________________________________    __________   __________________

                 (Name)                  (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the

    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act

    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no,

    identify report(s).                                      Yes [ ]   No [X]

    The Registrants’ annual report on Form 10-KSB for the year ended December 31, 2004.

__________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             Yes [X]   No [ ]

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

                           Circuit Research Labs, Inc.

                ________________________________________________

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date 5/17/2005                      By  /s/ Robert W. McMartin

                                       Robert W. McMartin, Vice President,

                                       Treasurer and Chief Financial Officer

                    Annex 1 (pursuant to Part IV, Question 3)

     The Registrant is presently finalizing its December 31, 2004 year end audit and does not have any basis to make any comparisons.